Exhibit 99.1

Teladoc Health Reports Second Quarter 2026 Results

NEW YORK, July 29, 2026— Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today reported financial results for the three months ended June 30, 2026 (“Second Quarter 2026”). Unless otherwise noted, percentage and other changes are relative to the three months ended June 30, 2025 (“Second Quarter 2025”).

Highlights

•Second Quarter 2026 revenue of $606.9 million, down 4% year-over-year
•Second Quarter 2026 net loss of $38.9 million, or $0.21 per share
•Second Quarter 2026 adjusted EBITDA of $65.7 million, down 5% year-over-year
•Integrated Care segment revenue of $394.3 million, up 1% year-over-year, and adjusted EBITDA margin of 16.5%
•BetterHelp segment revenue of $212.6 million, down 12% year-over-year, and adjusted EBITDA margin of 0.2%

“We continue to make progress on the priorities we believe are most important to the long-term success of Teladoc Health. Our second-quarter results were within our guidance ranges on a consolidated basis and reflected distinct dynamics across our two segments,” said Chuck Divita, Chief Executive Officer of Teladoc Health. “We delivered solid Integrated Care segment performance, with revenue growth and adjusted EBITDA margin above the midpoint of our guidance ranges and continued to advance new innovations designed to strengthen the value we provide to clients and members, including the launch of Teladoc One, our new connected care model for the U.S. market.”

“In the BetterHelp segment, insurance revenue came in near the high end of our expectations. However, pressure on cash pay revenue accelerated further in late May and into June, beyond the assumptions underlying our prior outlook. We saw stronger than anticipated demand for insurance covered services that outpaced available provider capacity, limiting our ability to convert a greater share of that demand into sessions and revenue to offset the cash pay decline. Given strong consumer preference for insurance, we accelerated the nationwide insurance rollout ahead of plan, and we are taking focused actions to further support the scaling of insurance.

We continue to expect 2026 insurance revenue within our previously communicated range, but we have lowered our BetterHelp segment revenue outlook to reflect updated assumptions for cash pay including prioritization of the growing insurance market. We are addressing BetterHelp’s near-term challenges with urgency and discipline and believe these actions will strengthen our ability to meet growing insurance demand and position the segment for more durable performance over time.”

Key Financial Data
(In thousands, except per share data, unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	Change	2026	2025	Change
Revenue	$606,927	$631,900	(4)%	$1,220,772	$1,261,269	(3)%

Net loss	$(38,908)	$(32,660)	(19)%	$(102,745)	$(125,672)	18%
Net loss per share	$(0.21)	$(0.19)	(11)%	$(0.57)	$(0.72)	21%

Adjusted EBITDA (1)	$65,713	$69,311	(5)%	$123,882	$127,404	(3)%
See note (1) in the Notes section that follows.

Second Quarter 2026

Revenue decreased 4% to $606.9 million from $631.9 million in Second Quarter 2025. Access fees revenue decreased 9% to $474.2 million while other revenue increased 23% to $132.7 million. U.S. revenue decreased 6% to $487.4 million while International revenue increased 7% to $119.6 million.

Integrated Care segment revenue increased 1% to $394.3 million in Second Quarter 2026 while BetterHelp segment revenue decreased 12% to $212.6 million.

Net loss totaled $38.9 million, or $0.21 per share, for Second Quarter 2026, compared to $32.7 million, or $0.19 per share, for Second Quarter 2025. Results for Second Quarter 2026 included amortization of intangibles of $88.4 million, or $0.49 per share pre-tax, and stock-based compensation expense of $9.3 million, or $0.05 per share pre-tax.

Results for Second Quarter 2025 included amortization of intangibles of $88.7 million, or $0.50 per share pre-tax, and stock-based compensation expense of $22.3 million or $0.13 per share pre-tax. Net loss for Second Quarter 2025 also included restructuring costs related to severance costs and costs associated with office space reductions of $5.7 million, or $0.03 per share pre-tax. These items were partially offset by an acquisition related tax benefit of $9.7 million, or $0.06 per share.

Adjusted EBITDA(1) decreased 5% to $65.7 million, compared to $69.3 million for Second Quarter 2025. The Integrated Care segment adjusted EBITDA increase of $7.8 million was offset by a $11.4 million decrease of the BetterHelp segment adjusted EBITDA in Second Quarter 2026.

Six Months Ended June 30, 2026

Revenue decreased 3% to $1,220.8 million from $1,261.3 million in the first six months of 2025. Access fees revenue decreased 9% to $958.9 million while other revenue increased 24% to $261.9 million. U.S. revenue decreased 6% to $978.9 million while International revenue increased 12% to $241.9 million.

Integrated Care segment revenue increased 1% to $789.8 million in the first six months of 2026 while BetterHelp segment revenue decreased 10% to $431.0 million.

Net loss totaled $102.7 million, or $0.57 per share, for the first six months of 2026, compared to $125.7 million, or $0.72 per share, for the first six months of 2025. Results for the first six months of 2026 included amortization of intangibles of $178.3 million, or $0.99 per share pre-tax, and stock-based compensation expense of $23.9 million, or $0.13 per share pre-tax. Net loss for the first six months of 2026 also included restructuring costs of $12.9 million, or $0.07 per share pre-tax, primarily related to severance costs.

Results for the first six months of 2025 included a non-cash goodwill impairment charge of $59.1 million, or $0.34 per share pre-tax, amortization of intangibles of $173.0 million, or $0.99 per share pre-tax, and stock-based compensation expense of $47.5 million, or $0.27 per share pre-tax. Net loss for the first six months of 2025 also included restructuring costs related to severance costs and costs associated with office space reductions of $10.0 million, or $0.06 per share pre-tax. These items were partially offset by a discrete tax benefit of $20.1 million, or $0.11 per share, related to the completion of a research and development tax credit study and acquisition related tax benefits of $11.1 million, or $0.06 per share.

The non-cash goodwill impairment charge recorded in the first six months of 2025 was the result of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisition of Catapult Health, LLC.

Adjusted EBITDA(1) decreased 3% to $123.9 million, compared to $127.4 million for the first six months of 2025. The Integrated Care segment adjusted EBITDA increase of $13.7 million was offset by a $17.2 million decrease of the BetterHelp segment adjusted EBITDA in the first six months of 2026.

Capex and Cash Flow

Cash flow from operations was $64.7 million in Second Quarter 2026, compared to $91.4 million in Second Quarter 2025, and was $74.2 million in the first six months of 2026, compared to $107.4 million in the first six months of 2025. Capital expenditures and capitalized software development costs (together, “Capex”)

were $28.9 million in Second Quarter 2026, compared to $30.2 million in Second Quarter 2025, and were $64.7 million in the first six months of 2026, compared to $61.8 million in the first six months of 2025. Free cash flow was $35.7 million in Second Quarter 2026, compared to $61.2 million in Second Quarter 2025, and was $9.4 million in the first six months of 2026, compared to $45.5 million in the first six months of 2025.

Financial Outlook

The outlook provided below is based on current market conditions and expectations and what we know today.

For the full year of 2026, we expect:
Full Year 2026 Outlook Range
Revenue	$2,362 - $2,447 million
Adjusted EBITDA	$271 - $303 million
Net loss per share	($1.00) - ($0.75)
Free Cash Flow	$130 - $170 million
U.S. Integrated Care Members (2)	98.5 - 100.5 million

Integrated Care
Revenue growth percentage (year-over-year)	0.8% - 2.4%
Adjusted EBITDA margin	15.6% - 16.4%

BetterHelp
Revenue growth percentage (year-over-year)	(19.0%) - (12.7%)
Adjusted EBITDA margin	3.0% - 4.6%

For the third quarter of 2026, we expect:
3Q 2026 Outlook Range
Revenue	$569 - $609 million
Adjusted EBITDA	$62 - $74 million
Net loss per share	($0.30) - ($0.20)
U.S. Integrated Care Members (2)	99.0 - 100.5 million

Integrated Care
Revenue growth percentage (year-over-year)	0.0% - 3.0%
Adjusted EBITDA margin	15.7% - 17.2%

BetterHelp
Revenue growth percentage (year-over-year)	(24.2%) - (12.3%)
Adjusted EBITDA margin	0.5% - 2.5%

See note (2) in the Notes section that follows.

Earnings Conference Call

The Second Quarter 2026 earnings conference call and webcast will be held Wednesday, July 29, 2026 at 5:00 p.m. E.T. The conference call can be accessed by dialing 833-461-5787 for U.S. participants and using the conference ID # 478 236 923. For international participants, please visit the following link for global dial-in numbers, using the same conference ID # 478 236 923: https://help.events.q4inc.com/eahc/international-dial-in-numbers. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, the information under the caption “Financial Outlook” and statements we make regarding future financial or operating results, future numbers of members, BetterHelp paying users or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, initiatives to improve our efficiency and competitiveness, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that have in the past and/or may in the future cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) a decrease in revenue from users who pay directly out-of-pocket without offsetting growth in insurance-covered services in our BetterHelp segment; (vi) changes in valuations or useful lives of our assets; (vii) changes to our abilities to recruit and retain qualified providers into our network; (viii) the impact of and risk related to impairment losses with respect to goodwill or other assets; (ix) the success of our initiatives to improve our efficiency and competitiveness; (x) imposed and threatened tariffs by the United States and its trading partners, and any resulting disruptions or inefficiencies in our supply chain; (xi) the rate and magnitude of declines in BetterHelp cash-pay users and revenue; (xii) the extent to which insurance availability changes users’ payment choices; (xiii) available provider capacity including on a state and payer specific basis; (xiv) the timing, cost and effectiveness of provider recruitment, credentialing, enrollment, activation, compensation and retention; (xv) the performance of insurance-specific eligibility, matching, booking, scheduling, utilization, session-duration, claims and collection workflows; (xvi) the effectiveness and revenue consequences of changes in advertising and marketing spending; (xvii) the effects of BetterHelp’s reduced near term emphasis and investment outside the United States; (xviii) the cost, timing and effectiveness of platform and provider-capacity investments; (xix) the margin effects of the insurance mix; and (xx) potential impairment of BetterHelp goodwill. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$606,927	$631,900	$1,220,772	$1,261,269
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	190,837	190,537	388,363	387,366
Advertising and marketing	143,397	167,547	294,924	335,732
Sales	49,391	49,951	100,667	98,644
Technology and development	62,861	68,784	130,726	138,742
General and administrative	104,029	108,114	206,122	220,888
Goodwill impairment	—	—	—	59,138
Acquisition, integration, and transformation costs	1,690	2,658	2,754	4,846
Restructuring costs	904	5,692	12,879	10,039
Amortization of intangible assets	88,442	88,664	178,268	172,968
Depreciation of property and equipment	2,468	4,338	4,929	7,902
Total costs and expenses	644,019	686,285	1,319,632	1,436,265
Loss from operations	(37,092)	(54,385)	(98,860)	(174,996)
Interest income	(6,481)	(10,064)	(12,971)	(22,738)
Interest expense	5,109	4,473	10,477	10,238
Other expense (income), net	2,191	(8,371)	2,387	(10,806)
Loss before provision for income taxes	(37,911)	(40,423)	(98,753)	(151,690)
Provision for income taxes	997	(7,763)	3,992	(26,018)
Net loss	$(38,908)	$(32,660)	$(102,745)	$(125,672)

Net loss per share, basic and diluted	$(0.21)	$(0.19)	$(0.57)	$(0.72)

Weighted-average shares used to compute basic and diluted net loss per share	181,026,004	175,917,380	180,079,395	175,040,625

Stock-based Compensation Summary

Compensation expense for stock-based awards was classified as follows (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$124	$506	$471	$1,079
Advertising and marketing	426	1,302	1,286	2,805
Sales	1,460	3,594	3,537	7,853
Technology and development	1,735	4,247	4,462	10,032
General and administrative	5,556	12,695	14,156	25,738
Total stock-based compensation expense (3)	$9,301	$22,344	$23,912	$47,507

See note (3) in the Notes section that follows.

Revenues

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, unaudited)	2026	2025	Change	2026	2025	Change
Revenue by Type
Access Fees	$474,215	$523,703	(9)%	$958,870	$1,049,439	(9)%
Other	132,712	108,197	23%	261,902	211,830	24%
Total Revenue	$606,927	$631,900	(4)%	$1,220,772	$1,261,269	(3)%

Revenue by Geography
U.S.	$487,360	$519,689	(6)%	$978,865	$1,044,659	(6)%
International	119,567	112,211	7%	241,907	216,610	12%
Total Revenue	$606,927	$631,900	(4)%	$1,220,772	$1,261,269	(3)%

Summary Operating Metrics

Consolidated

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions)	2026	2025	Change	2026	2025	Change
Total Visits	4.1	4.1	(2)%	8.4	8.6	(2)%

Integrated Care

	As of June 30,
(In millions)	2026	2025	Change
U.S. Integrated Care Members (2)	100.3	102.4	(2)%
Chronic Care Program Enrollment (4)	1.272	1.117	14%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	Change	2026	2025	Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.31	$1.27	3%	$1.31	$1.27	3%

BetterHelp

	Average for			Average for
	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions)	2026	2025	Change	2026	2025	Change
BetterHelp Paying Users (6)	0.346	0.388	(11)%	0.353	0.393	(10)%

See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, unaudited)	2026	2025	Change	2026	2025	Change
Integrated Care
Revenue	$394,305	$391,510	1%	$789,750	$780,978	1%
Adjusted EBITDA	$65,242	$57,450	14%	$121,519	$107,829	13%
Adjusted EBITDA margin %	16.5%	14.7%		15.4%	13.8%

BetterHelp
Consumer and Other	$190,852	$238,262	(20)%	$396,315	$478,163	(17)%
Insurance Covered Services	21,770	2,128	N/M	34,707	2,128	N/M
Total Revenue	$212,622	$240,390	(12)%	$431,022	$480,291	(10)%
Adjusted EBITDA	$471	$11,861	(96)%	$2,363	$19,575	(88)%
Adjusted EBITDA margin %	0.2%	4.9%		0.5%	4.1%

N/M - not meaningful

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(102,745)	$(125,672)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	—	59,138
Amortization of intangible assets	178,268	172,968
Stock-based compensation	23,912	47,507
Depreciation of property and equipment	4,929	7,902
Amortization of right-of-use assets	3,394	4,190
Provision for allowances for doubtful accounts	807	377
Deferred income taxes	(1,673)	(34,072)
Other, net	2,812	2,049
Changes in operating assets and liabilities:
Accounts receivable	(28,647)	(8,497)
Prepaid expenses and other current assets	(17,071)	(16,434)
Inventory	8,628	861
Other assets	2,337	7,616
Accounts payable	(9,656)	19,278
Accrued expenses and other current liabilities	44,676	(5,149)
Accrued compensation	(31,246)	(9,545)
Deferred revenue	(44)	(6,084)
Operating lease liabilities	(4,586)	(5,170)
Other liabilities	83	(3,912)
Net cash provided by operating activities	74,178	107,351
Cash flows from investing activities:
Capital expenditures	(2,588)	(3,994)
Capitalized software development costs	(62,152)	(57,824)
Proceeds from the sale of investment	—	740
Acquisitions accounted for as business combinations, net of cash acquired	—	(65,302)
Asset acquisition resulting in net intangible assets	(12,675)	(29,569)
Payments for investments	(700)	(27,075)
Other, net	3	60
Net cash used in investing activities	(78,112)	(182,964)
Cash flows from financing activities:
Proceeds from the exercise of stock options	33	81
Proceeds from employee stock purchase plan	1,241	1,384
Repayment of convertible senior notes	—	(550,629)
Other, net	(2,848)	—
Net cash used in financing activities	(1,574)	(549,164)
Net decrease in cash and cash equivalents	(5,508)	(624,777)
Effect of foreign currency exchange rate changes	(1,228)	6,071
Cash and cash equivalents at beginning of the period	781,084	1,298,327
Cash and cash equivalents at end of the period	$774,348	$679,621

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$774,348	$781,084
Accounts receivable, net of allowance for doubtful accounts of $3,628 and $4,033 at June 30, 2026 and December 31, 2025, respectively	221,015	192,826
Inventories	28,823	38,203
Prepaid expenses and other current assets	124,175	107,016
Total current assets	1,148,361	1,119,129
Property and equipment, net	24,690	26,972
Goodwill	283,190	283,190
Intangible assets, net	1,175,669	1,297,087
Operating lease—right-of-use assets	22,718	26,119
Other assets	103,997	105,803
Total assets	$2,758,625	$2,858,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,496	$47,967
Accrued expenses and other current liabilities	226,550	198,208
Accrued compensation	60,172	96,258
Deferred revenue, current	60,812	62,305
Convertible senior notes, net—current	996,700	—
Total current liabilities	1,381,730	404,738
Operating lease liabilities, net of current portion	29,537	34,204
Deferred revenue, net of current portion	9,669	9,139
Deferred taxes, net	26,881	28,945
Convertible senior notes, net—non-current	—	994,925
Other liabilities	700	643
Total liabilities	1,448,517	1,472,594
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 181,649,591 shares and 178,315,400 shares issued and outstanding as of June 30, 2026 and December 31, 2025 respectively	182	178
Additional paid-in capital	17,876,827	17,850,478
Accumulated deficit	(16,532,967)	(16,430,222)
Accumulated other comprehensive loss	(33,934)	(34,728)
Total stockholders’ equity	1,310,108	1,385,706
Total liabilities and stockholders’ equity	$2,758,625	$2,858,300

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted EBITDA and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted EBITDA consists of net loss before provision for income taxes; other expense (income), net; interest income; interest expense; depreciation of property and equipment; amortization of intangible assets; restructuring costs; acquisition, integration, and transformation costs; goodwill impairments; and stock-based compensation.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:

•adjusted EBITDA eliminates the impact of the provision for income taxes on our results of operations, and does not reflect other expense (income), net, interest income, or interest expense;

•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;

•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration, and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our enterprise resource planning system. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but, rather, incremental costs incurred in connection with our acquisition and integration activities;

•adjusted EBITDA does not reflect goodwill impairment charges; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although amortization of intangible assets and depreciation of property and equipment are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash from operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA:

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(In thousands, unaudited)

					Outlook in millions (8)
	Three Months Ended June 30,		Six Months Ended June 30,		Second Quarter	Full Year
	2026	2025	2026	2025	2026	2026
Net loss	$(38,908)	$(32,660)	$(102,745)	$(125,672)	$(55) - (36)	$(181) - (136)
Add:
Provision for income taxes	997	(7,763)	3,992	(26,018)
Other expense (income), net	2,191	(8,371)	2,387	(10,806)
Interest expense	5,109	4,473	10,477	10,238
Interest income	(6,481)	(10,064)	(12,971)	(22,738)
Depreciation of property and equipment	2,468	4,338	4,929	7,902
Amortization of intangible assets	88,442	88,664	178,268	172,968
Restructuring costs	904	5,692	12,879	10,039
Acquisition, integration, and transformation costs	1,690	2,658	2,754	4,846
Goodwill impairment	—	—	—	59,138
Stock-based compensation	9,301	22,344	23,912	47,507
Total Adjustments	104,621	101,971	226,627	253,076	98 - 129	407 - 484
Consolidated Adjusted EBITDA	$65,713	$69,311	$123,882	$127,404	$62 - 74	$271 - 303

Segment Adjusted EBITDA
Integrated Care	$65,242	$57,450	$121,519	$107,829
BetterHelp	471	11,861	2,363	19,575
Consolidated Adjusted EBITDA	$65,713	$69,311	$123,882	$127,404

See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended		Outlook (9)
	June 30,		June 30,		Full Year
	2026	2025	2026	2025	2026 (in millions)
Net cash provided by operating activities	$64,662	$91,432	$74,178	$107,351	$260 - 290
Capital expenditures	(928)	(1,268)	(2,588)	(3,994)
Capitalized software development costs	(27,990)	(28,965)	(62,152)	(57,824)
Capex	(28,918)	(30,233)	(64,740)	(61,818)	(130) - (120)
Free Cash Flow	$35,744	$61,199	$9,438	$45,533	$130 - 170

See note (9) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals at the end of the applicable period who have access to our suite of integrated care services in the U.S. under paid access fee and/or visit-based arrangements.

3.Excluding the amount capitalized related to software development projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of the applicable period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy and psychiatry services during the applicable period, including both those who pay directly out-of-pocket and those who utilize their insurance coverage.

7.We have two segments: Integrated Care and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis, including both those who pay directly out-of-pocket and those who utilize their insurance coverage. Within the BetterHelp segment, Consumer and Other primarily includes revenue from BetterHelp Paying Users that pay for services directly out-of-pocket while Insurance Covered Services reflects revenue from BetterHelp Paying Users that utilize insurance coverage to pay for services, which includes any copayments.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable effort.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Lou Serio
202-569-9715
pr@teladochealth.com